Exhibit 99.1

ICONIX BRAND GROUP REPORTS RECORD REVENUE AND EARNINGS FOR THE SECOND QUARTER 2010

•	Q2 total revenue of $76.0 million, a 35% increase over the prior year quarter
•	Q2 non-GAAP Iconix net income of $26.7 million, a 25% increase over the prior year
•	Q2 diluted non-GAAP Iconix EPS of $0.36 compared to $0.33 in the prior year quarter
•	Q2 free cash flow of $44.3 million, a 26% increase over the prior year quarter

NEW YORK, New York—July 27, 2010 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the second quarter ended June 30, 2010.

Q2 2010 results for Iconix Brand Group, Inc:

Total revenue for the second quarter of 2010 was approximately $76.0 million, a 35% increase as compared to approximately $56.4 million in the second quarter of 2009. EBITDA attributable to Iconix for the second quarter was approximately $49.4 million, an 18% increase as compared to approximately $41.8 million in the prior year quarter. Free cash flow for the quarter was $44.3 million, a 26% increase as compared to approximately $35.1 million in the prior year quarter. On a non-GAAP basis, which excludes non-cash interest related to the Company’s convertible debt, net income attributable to Iconix increased 25% to approximately $26.7 million, as compared to $21.3 million in the prior year quarter and diluted earnings per share, or EPS, for the second quarter of 2010 was $0.36 versus $0.33 in the prior year quarter. On a GAAP basis, net income attributable to Iconix increased 27% to approximately $24.5 million, as compared to approximately $19.3 million in the prior year quarter and GAAP diluted earnings per share for the second quarter of 2010 was $0.33 versus $0.30 in the prior year quarter.

Six months ended June 30, 2010

Total revenue for the six months ended June 30, 2010 was approximately $147.7 million, a 38% increase as compared to approximately $106.9 million in the prior year period. EBITDA attributable to Iconix for the six month period was approximately $98.9 million, a 26% increase as compared to approximately $78.2 million in the prior year period, and free cash flow was approximately $84.4 million, a 30% increase as compared to approximately $64.9 million in the prior year period. On a non-GAAP basis, as defined above, net income attributable to Iconix for the six month period increased 38% to approximately $53.7 million, as compared to $38.9 million in the prior year and non-GAAP diluted earnings per share increased to $0.72 versus $0.62 in the prior year. On a GAAP basis, net income attributable to Iconix increased 41% to approximately $49.3 million, as compared to approximately $34.9 million in the prior year period and GAAP diluted earnings per share was $0.66 versus $0.56 in the prior year period.

EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “As we deliver a record second quarter for our Company, we believe the advantages of our business model and strength of our brands are evident. Our direct-to-retail model has proven to be very powerful and was a key driver of our organic growth this quarter with the majority of DTR brands posting double digit retail sales gains. We are pleased to announce that we recently renewed our Joe Boxer license with Kmart and Sears which marks our sixth consecutive DTR renewal in the past year and a half. We are excited about our new Peanuts platform and the worldwide access it gives us in over 40 countries. As we leverage our global platform, expand into new categories, launch new programs with major retailers, and continue to add iconic global lifestyle brands to our portfolio we believe our Company is well positioned to continue to deliver strong growth.”

2010 Guidance for Iconix Brand Group, Inc:

The Company is reiterating its full year 2010 revenue guidance of $305-$315 million, its 2010 non-GAAP diluted EPS guidance of $1.35-$1.40, and its GAAP diluted EPS guidance of $1.23-$1.28. The Company expects to continue to generate strong free cash flow for 2010 of approximately $150- $155 million. This guidance relates to the existing portfolio of brands only and does not include any additional acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc: Iconix Brand Group, Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S®, BONGO®, BADGLEY MISCHKA®, JOE BOXER®, RAMPAGE®, MUDD®, LONDON FOG®, MOSSIMO®, OCEAN PACIFIC®, DANSKIN®, ROCAWEAR®, CANNON®, ROYAL VELVET®, FIELDCREST®, CHARISMA®, STARTER® and WAVERLY®. In addition, Iconix owns an interest in the ARTFUL DODGER®, ED HARDY®, ECKO®, MARC ECKO®, ZOO YORK®, MATERIAL GIRLTM, and PEANUTS® brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate", "expect", "confident", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
 # #

Contact Information:
    Jaime Sheinheit
    Investor Relations
    Iconix Brand Group
    212.730.0030

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Licensing and other revenue	$76,013	$56,408	$147,717	$106,909

Selling, general and administrative expenses	26,369	17,368	48,687	33,638
Expenses related to specific litigation	201	83	207	137

Operating income	49,443	38,957	98,823	73,134

Interest expense, net	9,948	9,539	19,923	19,374

Equity earnings on joint ventures	(1,104)	(770)	(2,217)	(807)

Other expenses – net	8,844	8,769	17,706	18,567

Income before income taxes	40,599	30,188	81,117	54,567

Provision for income taxes	14,480	10,897	28,544	19,627

Net income	$26,119	$19,291	$52,573	$34,940

Net income attributable to non-controlling interest	1,578	-	3,258	-

Net income attributable to Iconix Brand Group, Inc.	$24,541	$19,291	$49,315	$34,940

Earnings per share:
Basic	$0.34	$0.31	$0.69	$0.58

Diluted	$0.33	$0.30	$0.66	$0.56

Weighted average number of common shares outstanding:
Basic	72,169	62,467	71,855	60,044

Diluted	74,749	65,060	74,589	62,765

Selected Balance Sheet Items: (in thousands)	(Unaudited) 6/30/2010	12/31/2009

Total Assets	$1,882,810	$1,802,613
Total Liabilities	$811,819	$832,841
Stockholders' Equity	$1,070,991	$969,772

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP relating to the adoption of FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlements)” (ASC Topic 470) (“FSP APB 14-1”), which became effective retroactively for the fiscal years beginning after December 15, 2008.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
Net income reconciliation	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Non-GAAP Net Income (1)	$26,692	$21,280	$53,657	$38,868

GAAP Net income	$24,541	$19,291	$49,315	$34,940

Add: Non-cash interest related to FSP APB 14-1	3,347	3,099	6,700	6,116
Deduct: Income taxes related to non-cash interest	(1,196)	(1,110)	(2,358)	(2,188)
Net	2,151	1,989	4,342	3,928

Non-GAAP Net Income	$26,692	$21,280	$53,657	$38,868

	(Unaudited) Three months ended		(Unaudited) Six months ended
Diluted EPS reconciliation	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Non-GAAP Diluted EPS (1)	$0.36	$0.33	$0.72	$0.62

GAAP Diluted EPS	$0.33	$0.30	$0.66	$0.56

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.03	$0.03	$0.06	$0.06

Non-GAAP Diluted EPS	$0.36	$0.33	$0.72	$0.62

Forecasted Diluted EPS	Year Ending 12/31/10		Year Ended 12/31/09
	High	Low	Actual

Non-GAAP Diluted EPS (1)	$1.40	$1.35	$1.22

GAAP Diluted EPS	$1.28	$1.23	$1.10

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.12	$0.12	$0.12
Non-GAAP Diluted EPS	$1.40	$1.35	$1.22

(1)
Non-GAAP Net Income and EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest, net of tax, relating to the adoption of FSP APB 14-1.  The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash interest paid on outstanding debt.

(in thousands)
	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

EBITDA (2)	$49,403	$41,839	$98,850	$78,176

Reconciliation of EBITDA:

Net Income	24,541	19,291	49,315	34,940

Add: Income taxes attributable to Iconix Brand Group, Inc.	13,631	10,897	26,790	19,627

Add: Net interest expense	9,231	9,539	18,476	19,374

Add: Depreciation and amortization of certain intangibles	2,000	2,112	4,269	4,235
EBITDA	$49,403	$41,839	$98,850	$78,176

(2)
EBITDA, a non-GAAP financial measure, represents income from operations before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited) Three months ended		(Unaudited) Six months ended
(in thousands)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Free Cash Flow (3)	$44,321	$35,071	$84,381	$64,937
Reconciliation of Free Cash Flow:

Net Income	24,541	19,291	49,315	34,940
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of trademarks and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash gain/loss from sale of trademarks	20,405	15,789	35,715	30,017
Less: Capital expenditures	(625)	(9)	(649)	(20)

Free Cash Flow	$44,321	$35,071	$84,381	$64,937

(in thousands)	Year Ending Dec 31, 2010
	High	Low
Forecasted Free Cash Flow (3)	$155,000	$150,000

Reconciliation of Free Cash Flow:
Net Income	$95,000	$90,000
Add: Non-cash income taxes, non-cash interest	63,000	63,000
related to convertible debt, depreciation, amortization
of trademarks and finance fees, non-cash
compensation expense, bad debt expense, net
equity earnings from certain joint ventures and non-cash gain/loss from sale of trademarks
Less: Capital expenditures	(3,000)	(3,000)

Forecasted Free Cash Flow	$155,000	$150,000

(3)
Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/loss from sale of trademarks, and less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.